Exhibit 10.35

UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF NEW YORK

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In re DHB INDUSTRIES, INC. CLASS	:	Civil Action No. CV 05-4296(JS)(ETB)
ACTION LITIGATION	:

	:	CLASS ACTION
:
This Document Relates To:	:
:
ALL ACTIONS.	:

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In re DHB INDUSTRIES, INC. DERIVATIVE	:	Civil Action No. CV 05-4345(JS)(ETB)
LITIGATION	:

	:	DERIVATIVE ACTION
:
This Document Relates To:	:
:
ALL ACTIONS.	:

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STIPULATION AND AGREEMENT OF SETTLEMENT

This Stipulation and Agreement of Settlement (the “Stipulation”), dated as of November 30, 2006, is made and entered into pursuant to Rules 23 and 23.1 of the Federal Rules of Civil Procedure and contains the terms of a settlement (the “Settlement”), initially outlined in a Memorandum of Understanding, dated as of July 12, 2006 (“MOU”), (a) by and among the Class Defendants (as defined below in Section IV, ¶1 as are other capitalized terms herein, except as otherwise noted) and the Class Plaintiffs, on behalf of themselves and Members of the Class in connection with In re DHB Industries, Inc. Sec. Litig., No. CV 05-4296(JS)(ETB) (the “Class Action”), pending in the United States District Court, Eastern District of New York (the “Court”); and (b) by and among the Derivative Defendants and the Derivative Plaintiff, derivatively and on behalf of DHB Industries, Inc. (“DHB” or the “Company”), in connection with In re DHB Industries, Inc. Derivative Litigation, No. CV 05-4345(JS)(ETB) (the “Derivative Action”) pending in the Court (collectively, the “Actions”).

This Stipulation is intended by the Class Plaintiffs, the Derivative Plaintiff and the Defendants to fully, finally and forever resolve, discharge and settle the Released Class Claims against the Released Class Persons and the Released Derivative Claims against the Released Derivative Persons, but not the Non-Released Claims, upon and subject to the terms and conditions hereof and subject to the approval of the Court.

I.	THE CLASS ACTIONS AND THE DERIVATIVE ACTIONS

On and after September 9, 2005, multiple actions were filed in the Court as class actions on behalf of persons who purchased or otherwise acquired certain of the publicly traded shares of DHB alleging violations of §§10(b) and 20(a) of the Securities Exchange Act of 1934 (15 U.S.C. §§78(j)(b) and 78(t). On January 31, 2006, the Court consolidated the class actions as In re DHB Industries, Inc. Sec. Litig., No. CV 05-4296(JS)(ETB) and appointed RS Holdings, NECA-IBEW Pension Fund (the “Decatur Group”) and George Baciu as Lead Plaintiffs (the “Lead Plaintiffs” or

the “Class Plaintiffs”) and, pursuant to provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), approved the Class Plaintiffs’ choice of Lerach Coughlin Stoia Geller Rudman & Robbins LLP and Labaton Sucharow & Rudoff LLP as Lead Counsel.

On and after September 14, 2005, multiple actions were filed in the Court as derivative actions on behalf of DHB. The complaints in the derivative actions generally allege causes of action for breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, and unjust enrichment. On January 31, 2006, the Court consolidated the derivative actions filed as In re DHB Industries, Inc. Derivative Litigation, No. CV 05-4345(JS)(ETB) and appointed Robbins Umeda & Fink, LLP and Law Offices of Thomas G. Amon as Co-Lead Counsel.

II.	DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

The Defendants have denied and continue to deny each and all of the claims and contentions alleged by the Class Plaintiffs and the Derivative Plaintiff (collectively the “Plaintiffs”) in the Actions. The Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them or any of them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Actions, or either of them. The Defendants also have denied and continue to deny, inter alia, the allegations that the Plaintiffs, the Class Members or DHB have suffered damage, that the price of DHB’s common stock was artificially inflated by reason of any alleged misrepresentations, non-disclosures or otherwise, or that the Plaintiffs, the Class Members or DHB were harmed by any of the conduct alleged in the Actions or that could have been alleged therein, or either of them.

Nonetheless, the Defendants have concluded that further conduct of the Actions would be protracted, expensive, and distracting, including, without limitation, to DHB and its management, and that it is desirable that the Actions be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. The Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like the Actions. The Defendants have, therefore, determined that it is desirable that the Actions be settled in the manner and upon the terms and conditions set forth in this Stipulation.

Neither this Stipulation nor any document referred to herein nor any action taken to carry out this Stipulation is, may be construed as or may be used as an admission by or against the Defendants, or any of them, of any fault, wrongdoing or liability whatsoever. Entering into or carrying out this Stipulation (or the Exhibits hereto) and any negotiations or proceedings related thereto shall not in any event be construed as, or be deemed to be evidence of, any admission or concession with regard to any of Plaintiffs’ claims, or contrary to any of Defendants’ denials and defenses, and shall not be offered by any of the Settling Parties, Class Members or Current DHB Shareholders in any action or proceeding in any court, administrative agency or other tribunal for any purpose whatsoever other than to enforce the provisions of this Stipulation (and the Exhibits hereto) or the provisions of any related agreement or release; except that this Stipulation and the Exhibits hereto may be filed in any of the Actions or related litigation, as evidence of the Settlement, or in any subsequent action against or by the Defendants or the Released Persons or any of them to support a claim or defense of res judicata, collateral estoppel, release or other theory of claim or issue preclusion or similar defense.

III.	CLAIMS OF THE CLASS PLAINTIFFS AND THE DERIVATIVE PLAINTIFF AND BENEFITS OF SETTLEMENT

The Plaintiffs believe that the claims asserted in the Actions have merit. However, counsel for the Plaintiffs recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Actions against the Defendants through trial and appeal. Counsel for the Plaintiffs also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Actions, as well as the difficulties and delays inherent in such litigation. Counsel for the Plaintiffs also are mindful of the inherent problems of proof of, and possible defenses to, the violations asserted in the Actions. Counsel for the Plaintiffs believe that the Settlement set forth in this Stipulation confers substantial benefits upon and is in the best interests of the Class and each of the Members of the Class. Counsel for the Derivative Plaintiff believe that the Settlement set forth in this Stipulation confers substantial benefits upon, and is also in the best interests of, DHB and the Current DHB Shareholders.

IV.	TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Class Plaintiffs (for themselves and the Class Members), the Derivative Plaintiff (derivatively on behalf of DHB), and the Defendants, by and through their respective counsel or attorneys of record, that, subject to the approval of the Court, the Actions and the Released Claims shall be finally and fully compromised, settled and released, and the Actions shall be dismissed with prejudice, upon and subject to the terms and conditions of this Stipulation, as follows:

1.	Definitions

As used in this Stipulation the following terms have the meanings specified below:

1.1 “Authorized Claimant” means any Class Member whose claim for recovery has been allowed pursuant to the terms of this Stipulation.

1.2 “Claimant” means any Class Member who submits a Proof of Claim and Release in such form and manner, and within such time, as the Court shall prescribe.

1.3 “Claims” means any and all claims, demands, rights, liabilities, damages and causes of action of every nature and description whatsoever, known or unknown, whether or not concealed or hidden, including, without limitation, “Unknown Claims” (as defined below) and claims for negligence, gross negligence, breach of fiduciary duty, breach of duty of care, breach of duty of loyalty, waste, insider trading, unjust enrichment, abuse of control, mismanagement, fraud, and violations of any local, state or federal statutes, rules, regulations or common law.

1.4 “Claims Administrator” means the firm of Gilardi & Co. LLC, P.O. Box 5100, Larkspur, CA 94977-5100, Telephone: 1-800-654-5763, www.gilardi.com.

1.5 “Class” means all Persons who purchased or otherwise acquired (including by exchange, conversion or otherwise) the publicly traded securities of DHB (including puts, calls and other securities) on or after November 18, 2003 until and including November 30, 2006, and were allegedly damaged thereby. Excluded from the Class are the Defendants and Persons related to the Defendants, including any subsidiaries or affiliates of DHB; the officers and directors of DHB during the Class Period; members of the individual Defendants’ immediate families; any person, firm, trust, officer, director or any individual or entity in which any Defendant has a controlling interest or which is related to, or affiliated with, any of the Defendants; and the legal representatives, agents, affiliates, heirs, successors in interest or assigns of any such excluded person or entity. Also excluded from the Class are those Persons who timely and validly request to be excluded from the Class pursuant to the “Notice of Pendency and Settlement of Class Action” to be sent to Class Members.

1.6 “Class Defendants” means DHB, David H. Brooks, Terry Brooks, David Brooks International Inc., Andrew Brooks Industries Inc. (sued as Andrew Brooks International Inc.), Elizabeth Brooks Industries Inc. (sued as Elizabeth Brooks International Inc.), Sandra Hatfield, Dawn M. Schlegel, Cary Chasin, Jerome Krantz, Gary Nadelman and Barry Berkman.

1.7 “Class Member” or “Member of the Class” means a Person who falls within the definition of the Class as set forth in ¶1.5 of this Section of this Stipulation.

1.8 “Class Period” means the period commencing on November 18, 2003 through and including November 30, 2006.

1.9 “Class Plaintiffs’ Counsel” means Keith F. Park, Lerach Coughlin Stoia Geller Rudman & Robbins LLP, 655 W. Broadway, Suite 1900, San Diego, CA 92101, Samuel H. Rudman, Lerach Coughlin Stoia Geller Rudman & Robbins LLP, 58 South Service Road, Suite 200, Melville, NY 11747, and Lynda J. Grant, Labaton Sucharow & Rudoff LLP, 100 Park Avenue, 12th Floor, New York, NY 10017.

1.10 “Current DHB Shareholders” means any Person(s) who owned DHB common stock as of the date hereof.

1.11 “Defendants” means the Class Defendants and Derivative Defendants.

1.12 “Derivative Counsel” means Brian Robbins, Robbins Umeda & Fink, LLP, 610 West Ash Street, Suite 1800, San Diego, CA 92101 and Thomas G. Amon, Law Offices of Thomas G. Amon, 500 Fifth Avenue, Suite 1650, New York, NY 10110.

1.13 “Derivative Defendants” means nominal defendant DHB, David H. Brooks, Sandra Hatfield, Dawn M. Schlegel, Jerome Krantz, Gary Nadelman, Cary Chasin, Barry Berkman, Larry Ellis, Tactical Armor Products, Inc., David Brooks International Inc., Andrew Brooks Industries Inc. (sued as Andrew Brooks International Inc.), Elizabeth Brooks Industries Inc. (sued as Elizabeth Brooks International Inc.), Terry Brooks and Jeffrey Brooks.

1.14 “Derivative Plaintiff” means Alvin Viray.

1.15 “Effective Date” means the first date by which all of the events and conditions specified in ¶7.1 of this Section of this Stipulation shall have been met and have occurred, unless one or more of such conditions is waived or modified in writing and signed by Class Plaintiffs’ Counsel, Derivative Counsel, and counsel for each of the Defendants.

1.16 “Escrow Agent” means Lerach Coughlin Stoia Geller Rudman & Robbins LLP. Further terms relating to the Escrow Agent are contained in a certain Escrow Agreement dated as of July 27, 2006 (the “Escrow Agreement”). A copy of the Escrow Agreement is attached hereto as Exhibit A.

1.17 “Final” means: (a) the date of final affirmance on an appeal of the Judgments, the expiration of the time for a petition for or a denial of a writ of certiorari to review the Judgments and, if certiorari is granted, the date of final affirmance of the Judgments following review pursuant to that grant; or (b) the date of final dismissal of any appeal from the Judgments or the final dismissal of any proceeding on certiorari to review the Judgments; or (c) if no appeal is filed, the expiration date of the applicable time for the filing or noticing of any appeal from the Judgments. Any proceeding or order, or any appeal or petition for a writ of certiorari, pertaining solely to any Plan of Allocation and/or application for or award of attorneys’ fees or expenses, shall not in any way delay or preclude the Judgments from becoming Final.

1.18 “Judgments” means the final judgments to be rendered by the Court in the Actions, substantially in the forms attached hereto as Exhibits D and E.

1.19 “Non-Released Claims” means all of DHB’s obligations to David H. Brooks and to all of the other Defendants to whom DHB has indemnification obligations, of and for indemnification and reimbursement for fees, expenses and liabilities, as provided for in DHB’s Articles of Incorporation and By-Laws, in the laws of Delaware, and in this Stipulation, as the latter is approved by the Court, all of which shall remain in full force and effect, and David H. Brooks’ undertaking to DHB, regarding his indemnification by DHB, and the undertakings of the other Defendants to whom DHB has indemnification obligations, shall also remain in full force and effect. “Non-Released Claims” shall also include any and all obligations of any Defendant to any other Defendant under any existing contract or agreement between or among them, including, without limitation, any agreement entered into in connection with the Settlement.

1.20 “Person” means an individual, corporation, limited liability corporation, professional corporation, limited liability partnership, partnership, limited partnership, association, joint stock company, joint venture, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, and assignees.

1.21 “Plaintiffs’ Counsel” means counsel who have appeared for any of the Plaintiffs in the Actions.

1.22 “Plan of Allocation” means a plan or formula or formulae of allocation of the Settlement Fund (to be described in the notice to be sent to Class Members), whereby the Settlement Fund, plus interest earned thereon, shall be distributed to Authorized Claimants after the payment of the expenses of notice and administration of the Settlement, Taxes and Tax Expenses and such attorneys’ fees, expenses and interest and amounts to the Lead Plaintiffs as may be awarded by the Court. The Plan of Allocation is not part of this Stipulation and Defendants shall have no responsibility or liability with respect thereto.

1.23 “Related Persons” means each of a Defendant’s present and former parents, subsidiaries, affiliates, divisions, joint ventures, joint venturers, and his, her or its present and former officers, directors, employees, agents, representatives, attorneys, insurers, excess insurers, advisors, investment advisors, auditors, accountants, spouses and immediate family members, and the predecessors, heirs, successors and assigns of any of them, and any Person in which any Related Person has or had a controlling interest or which is or was related to or affiliated with any Related Person, and any trust of which any Defendant is the settler or which is for the benefit of any Defendant and/or a member(s) of a Defendant’s family. Stockbrokers in their capacity as such are excluded from this definition.

1.24 “Released Claims” means, collectively, the Released Class Claims and the Released Derivative Claims, as defined below.

1.25 “Released Class Claims” means any and all Claims arising from either the purchase or other acquisition (including by an exchange, conversion or otherwise) of any publicly-traded securities of DHB, including, without limitation, put and call options thereon, during the Class Period and based on any facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act that were or could have been asserted by the Lead Plaintiffs or any Class Member in the Class Action, in a direct, indirect, representative, derivative or other capacity against the Released Class Persons, or any of them.

1.26 “Released Class Persons” means the Class Defendants and each of them, and each of their respective Related Persons in their capacities as such.

1.27 “Released Derivative Claims” means any and all Claims based on any facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act that were or could have been asserted by the Derivative Plaintiff on behalf of DHB, or by DHB on its own behalf, or by any Current DHB Shareholder in the Derivative Action, in a direct, indirect, representative, derivative or other capacity against the Released Derivative Persons, or any of them. In addition, Released Derivative Claims includes, without limitation, a release by DHB of David H. Brooks and Dawn M. Schlegel, and each of them, from any and all liability under §304 of the Sarbanes-Oxley Act of 2002 to reimburse DHB for any bonus or other incentive-based or equity based compensation received by them or either of them, or for any profits realized by them or either of them from the sale of any securities of DHB.

1.28 “Released Derivative Persons” means the Derivative Defendants, and each of them, and each of their respective Related Persons in their capacities as such.

1.29 “Released Persons” means, collectively, the Released Class Persons and the Released Derivative Persons.

1.30 “Settlement Fund” means the principal amount of Thirty-Five Million Two Hundred Thousand Dollars ($35,200,000) plus 3,184,713 shares of DHB common stock.

1.31 “Settling Parties” means, collectively, each of the Defendants, and the Class Plaintiffs and the Derivative Plaintiff on behalf of, respectively, themselves, the Members of the Class, the Current DHB Shareholders, and derivatively on behalf of DHB.

1.32 “Unknown Claims” means any Released Class Claims or any Released Derivative Claims which any Class Plaintiff or Class Member (as to Released Class Claims), and/or the Derivative Plaintiff, any Current DHB Shareholder, or DHB (as to Released Derivative Claims), respectively, does not know of or suspect to exist in his, her or its favor at the time of the release of the Released Class Persons and/or the Released Derivative Persons which, if known by him, her or it, might have affected his, her or its settlement with, and release of, the Released Class Persons and/or Released Derivative Persons, or might have affected his, her or its decision not to object to this Settlement. With respect to any and all Released Class Claims and Released Derivative Claims, the Settling Parties stipulate and agree that, upon the Effective Date, the Class Plaintiffs, the Derivative Plaintiff and DHB, and each of the Class Members and the Current DHB Shareholders, shall be deemed to have, and by operation of the Judgments shall have, waived the provisions, rights and benefits of California Civil Code §1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Class Plaintiffs, the Derivative Plaintiff and DHB, and each of the Class Members and the Current DHB Shareholders, shall be deemed to have, and by operation of the Judgments shall have, waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code §1542. Each of the Class Plaintiffs, the Derivative Plaintiff, the Class Members, DHB, and the Current DHB Shareholders, may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the Released Class Claims or Released Derivative Claims, but each Class Plaintiff, Derivative Plaintiff and DHB, and each of the Class Members and the Current DHB Shareholders, upon the Effective Date, shall be deemed to have, and by operation of the Judgments shall have, fully, finally, and forever settled and released any and all Released Class Claims and Released Derivative Claims, respectively, known or unknown, suspected or unsuspected, contingent or non-contingent, accrued or unaccrued, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Class Plaintiffs, the Derivative Plaintiff, DHB, and the Class Members and the Current DHB Shareholders, shall be deemed by operation of the Judgments to have acknowledged that the foregoing waivers were separately bargained for and are key elements of the Settlement of which this release is a part.

2.	The Settlement

a.	The Settlement Fund

2.1 The Class cash portion of the Settlement Fund is Thirty-Four Million Nine Hundred Thousand Dollars ($34,900,000) and the Derivative cash portion of the Settlement Fund is Three Hundred Thousand Dollars ($300,000). All but Twelve Million Eight Hundred Seventy Five Thousand Dollars ($12,875,000) of the cash portion of the Settlement Fund was deposited with the Escrow Agent on July 31, 2006 and has been and will be maintained by the Escrow Agent pursuant to the terms of the Escrow Agreement.

2.2 The remaining Twelve Million, Eight Hundred Seventy Five Thousand Dollars ($12,875,000) of the cash portion of the Settlement Fund was deposited with the Escrow Agent by the Defendants’ directors’ and officers’ liability insurers on August 14, 2006, and has been and also will be maintained by the Escrow Agent pursuant to the terms of the Escrow Agreement.

2.3 In the event the Settlement is not finally approved by the Court in substantially the form of, and containing substantially the same provisions as those set forth in this Stipulation, then the cash portion of the Settlement Fund, plus interest earned thereon, less any permitted expenses therefrom, shall be paid, distributed and/or held by the Escrow Agent in the amounts and to the Persons and in the manner provided for in the Escrow Agreement.

2.4 On the Effective Date, DHB shall deliver to the Claims Administrator 3,184,713 shares of DHB’s common stock. The common stock shall be exempt from registration under §3(a)(10) of the Securities Act of 1933, or registered, if no exemption is available, and shall be freely tradable, except as to Class Members who are affiliates of DHB, as defined in the federal securities laws. DHB shall be responsible for the costs of registering the stock, if required. While the Settling Parties acknowledge that DHB’s common stock is currently delisted, DHB will undertake its best efforts to obtain a relisting of such shares on the American Stock Exchange and, if and when relisted, to maintain such listing for a period of at least one year. The total number of shares of DHB’s common stock to be contributed to the Settlement Fund will be adjusted to reflect any changes until the time of distribution of the stock to the Authorized Claimants due to stock dividends, stock splits, reverse stock splits, or reclassification (including reclassification in connection with a consolidation or merger in which DHB is the surviving entity) (any of the foregoing events shall be considered an “Adjustment Event”) that occur from the date of this Stipulation until the date of distribution to the Authorized Claimants, such that the percentage of ownership of the equity of DHB represented by this block of DHB stock will remain the same as it was immediately prior to the occurrence of the Adjustment Event.

b.	The Escrow Agent

2.5 The Escrow Agent shall invest the cash portion of the Settlement Fund deposited pursuant to ¶¶2.1 and 2.2 above in instruments backed by the full faith and credit of the United States Government or insured by the United States Government or an agency thereof and shall reinvest the proceeds of those instruments as they mature in similar instruments at their then current market rates, as provided in the Escrow Agreement.

2.6 The Escrow Agent shall not disburse the Settlement Fund except as provided in this Stipulation, by an order of the Court, in the Escrow Agreement, or pursuant to a written agreement among counsel for DHB, counsel for David H. Brooks and Class Plaintiffs’ Counsel.

2.7 Subject to further order and/or direction as may be made by the Court, the Escrow Agent is authorized to execute such transactions as are consistent with the terms of this Stipulation and the Escrow Agreement.

2.8 All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court.

2.9 The Escrow Agent shall establish a “Notice and Administration Fund,” and deposit $200,000 from the Settlement Fund in it. The Notice and Administration Fund shall be used by Class Plaintiffs’ Counsel to pay costs and expenses reasonably and actually incurred in connection with providing notice to the Class and the Current DHB Shareholders, identifying and locating Class Members and Current DHB Shareholders, soliciting Class claims, assisting with the filing of claims, administering and distributing the “Net Settlement Fund,” as defined below in ¶5.1, to Authorized

Claimants, processing Proof of Claim and Release forms and paying escrow costs, if any. The Notice and Administration Fund, like the other cash portion of the Settlement Fund, shall be invested and earn interest as provided for in the Escrow Agreement. Any portion of the Notice and Administration Fund remaining after the payment of the aforesaid costs and expenses shall revert to the Settlement Fund and become part of the Net Settlement Fund, as defined below in ¶5.1.

c.	Taxes, Tax Expenses and Related Matters

2.10 The Settling Parties and the Escrow Agent agree to treat the Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. §§1.468B-1 through 1.468B-5. In addition, the Escrow Agent shall timely make such elections as are necessary or advisable to carry out the provisions of this ¶2.10, including the “relation-back election” (as defined in Treas. Reg. §1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filings to occur.

(a) For the purpose of §468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including without limitation the returns described in Treas. Reg. §1.468B-2(k)(l)). Such returns (as well as the election described in this ¶2.10) shall be consistent with this ¶2.10 and in all events shall reflect that all Taxes (including any estimated Taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the cash portion of the Settlement Fund as provided in ¶2.10(b) hereof.

(b) All (i) Taxes (including any estimated Taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, including any Taxes or tax detriments that may be imposed upon the Defendants, their insurers or their respective counsel with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes (“Taxes”), and (ii) expenses and costs incurred in connection with the operation and implementation of this ¶2.10 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing, or failing to file, the returns described in this ¶2.10) (“Tax Expenses”) shall be paid out of the cash portion of the Settlement Fund; in all events, the Defendants, their insurers, and their respective counsel shall not have any liability or responsibility for any Taxes or any Tax Expenses or the filing of any tax returns or other documents with the Internal Revenue Service or any other state or local taxing authority. From the cash portion of the Settlement Fund, the Escrow Agent shall indemnify and hold harmless the Defendants, their insurers and their respective counsel for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid by the Escrow Agent out of the cash portion of the Settlement Fund without prior order from the Court. The Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such Taxes and Tax Expenses, including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. §1.468B-2(1)(2)); neither the Defendants, their insurers nor their respective counsel are responsible to pay such Taxes and Tax Expenses, nor shall they have any liability or responsibility therefor. The Settling Parties hereto agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this ¶2.10.

(c) For the purpose of this ¶2.10, references to the Settlement Fund shall include both the Settlement Fund and the Notice and Administration Fund established therefrom and shall also include any interest thereon.

d.	Termination of Settlement

2.11 In the event that the Effective Date does not occur, or the Settlement is not approved by the Court, or is terminated for any other reason, the cash portion of the Settlement Fund shall be refunded as described in ¶7.4 below.

e.	Additional Settlement Consideration - Corporate Governance

2.12 DHB, through its Board of Directors, shall adopt the Corporate Governance

Principles and Policies set forth below, as soon as practicable after the Effective Date and shall maintain the same in effect for at least two years. The Settling Parties acknowledge that the Corporate Governance Principles and Policies set forth below were jointly developed and negotiated by the Lead Plaintiffs and Lead Counsel in the Class Action and the Derivative Action.

2.13 Nothing in these Principles and Policies shall dilute any existing or future legal requirements to which DHB is subject as a public corporation or as a publicly-traded stock on any national listing.

CORPORATE GOVERNANCE PRINCIPLES AND POLICIES

A.	THE ROLE OF THE BOARD OF DIRECTORS

1. Direct the Affairs of DHB Industries Inc. (the “Company”) for the Benefit of Stockholders

The primary responsibility of directors is to oversee the affairs of the Company for the benefit of stockholders. The Board of Directors (the “Board”) agrees that day-to-day management of the Company is the responsibility of management and that the role of the Board is to oversee management’s performance of that function. The Board shall also mandate and administer a corporate compliance program, which shall include the creation of a Company Code of Business and Ethics, the maintenance of accounting, financial and other controls, and the review of the adequacy of such controls.

2. Long Range Strategy Development

Long range strategic issues should be discussed as a matter of course at regular Board meetings. The Board may choose to devote one of its regularly scheduled meetings exclusively to strategic planning.

3. Review of Financial Goals and Performance

The Board reviews the annual operating plan and specific goals at the start of the fiscal year and financial performance quarterly (actual and in comparison to plan). The Board also believes it is important to establish and evaluate both short and long term objectives.

4. Ethical Business Environment

The Board insists on an ethical business environment that focuses on adherence to both the letter and the spirit of regulatory and legal mandates. The Board expects that management will conduct operations in a manner supportive of this view. The Board is committed to avoiding any transactions that compromise, or appear to compromise, director independence. The Company shall prepare for the Board’s review and approval a Code of Business Conduct and Ethics, and shall receive periodic reports from the Company’s General Counsel with respect to such Code.

5. Chairman and Chief Executive Officer Performance Evaluation

The Chairman and Chief Executive Officer’s performance should be evaluated annually and as a regular part of any decision with respect to their respective compensation. The Board shall delegate the performance and compensation evaluation as it deems appropriate to specified Board members or to the Compensation Committee of the Board. Notwithstanding such delegation, however, the Board as a whole shall be responsible for the oversight of the Chairman, Chief Executive Officer and senior management. The offices of the Chairman and the Chief Executive Officer may be from time to time combined and may be from time to time separated. The Board has discretion in combining or separating the positions as it deems appropriate in light of prevailing circumstances.

6. Succession Planning

The Board is responsible for succession planning. The Board will have the Chairman and Chief Executive Officer annually review with the independent directors the abilities of the key senior managers and their likely successors. Additionally, the independent directors may meet periodically to discuss, among other things, management succession issues. As part of the succession and development process, the Board, or at the Board’s direction, the Compensation Committee, will familiarize itself with the Chairman’s and Chief Executive Officer’s direct reports through periodic management and operating reports and meetings. The independent directors shall call a meeting upon any sudden temporary or permanent incapacity of the Chairman or Chief Executive Officer.

7. Material Transactions

The Board shall evaluate and, if appropriate, approve all material Company transactions not arising in the ordinary course of business.

8. Stockholder Communications; Attendance at Annual Stockholders Meetings

The Board shall establish procedures to allow for stockholders to communicate directly with the Board, the non-management directors, and the committees of the Board. To further facilitate stockholder communication with the Board, all directors are encouraged to attend the Company’s Annual Meeting of Stockholders.

9. Governing Documents

In the event of any conflict between the Company’s Certificate of Incorporation, By-laws and these Principles and Policies, the Certificate shall first govern and next the By-law and then these Principles and Policies, in that order.

B.	MEETINGS OF THE BOARD OF DIRECTORS

1. Selection of Chairman of the Board

The Chairman of the Board shall be selected by the Board. The Chairman will be elected annually and shall serve at the pleasure of the Board.

2. Frequency of Meetings

The Board will regularly meet at least one time each quarter and one quarterly meeting may be in conjunction with the annual meeting of stockholders. An annual calendar for the succeeding year will be agreed upon from time to time. Special meetings may be called as necessary.

While the Board recognizes that directors discharge their duties in a variety of ways, including personal meetings and telephone contact with management and others regarding the business and affairs of the Company, the Board shall inform its members that it feels it is the responsibility of individual directors to make themselves available to attend both regular and special Board and committee meetings on a consistent basis. Active attendance at meetings shall be taken into account in the determination whether to nominate for reelection any director.

3. Meetings of Independent Directors

Independent directors should meet routinely and regularly without management as they deem appropriate in their discretion, and should meet at any time upon the request of any director.

4. Access to Management and Outside Experts

Board members shall have reasonable direct access to the Chairman, Chief Executive Officer, Chief Operating Officer and General Counsel, in their discretion. The Board shall have access to other members of senior management on a case by case basis after a courtesy call to the Chairman or Chief Executive Officer. Upon prior notice to the Chairman and/or General Counsel, the Board or a Board committee may seek legal or other expert advice from a source independent of management. Board members will use judgment to ensure that contact with management is not distracting to the business operation of the Company and that such contact, if in writing, be copied to the Chairman, Chief Executive Officer and General Counsel.

5. Attendance of Non-Directors at Meetings

The Chairman and the Chief Executive Officer shall have discretion to invite any members of management, other Company employees or third parties they deem appropriate to attend Board meetings at appropriate times, subject to the Board’s right to request that such attendance be limited or discontinued. The Board shall have the authority to request non-management guests to sign a confidentiality agreement in form satisfactory to the General Counsel prior to such guest’s participation in any Board or committee meeting. The Board and committees may exclude any guest from part or all of any meeting upon its determination that it is in the best interests of the Company to do so.

6. Agendas and Presentations

The Board shall indicate it believes the Chairman and Chief Executive Officer are jointly responsible, and should establish, the agenda for each Board meeting, taking into account suggestions of Board members. Board members may include particular items on the agenda by contacting the Chairman and the Chief Executive Officer and the Chairman and Chief Executive Officer are expected to ask directors for their suggestions or opinions on possible agenda items before each meeting.

As with the agenda, the Board shall indicate it believes that the Chairman and Chief Executive Officer should determine the form of each presentation to the Board and the person to make such presentation. Each meeting should include reports from the Board committees, as appropriate.

It shall be the policy of the Board that the Chief Executive Officer or Chief Financial Officer will give a presentation on the financial and operating results of the Company and related issues at each Board meeting.

7. Information Flow

The Board shall receive salient information helpful in understanding the presentations, discussions and issues to be covered at such meeting, in writing and sufficiently in advance of such meeting to permit appropriate review. Where appropriate, longer and more complex documents shall contain executive summaries. Absent unusual circumstances, in no event will such information be distributed less than three days in advance of any regular Board meeting and 24 hours in advance of any special meeting.

The Board shall periodically review the information flow to Board members to ensure that directors receive the right kind and amount of information from management in sufficient time to prepare for meetings. The Chairman or Chief Executive Officer, or their designee, shall coordinate the information flow to the directors, periodically discuss director satisfaction with Board materials with individual directors and encourage directors to offer suggestions on materials. In addition, this topic shall be considered annually by the independent directors as part of its regular review of Board performance.

8. Additional Service

From time to time the Company may request the services of a Board member other than in his or her capacity as a director. In such situations, before assigning any task to a Board member that would require additional compensation, the Chairman, Chief Executive Officer or General Counsel shall first review such assignment with the Compensation Committee. Any Board member requested to perform services by the Company that he or she believes do not lie within his or her capacity as a director, shall inform the Compensation Committee prior to accepting such assignment. Any such engagement will be consistent with the independence requirements of the American Stock Exchange.

C.	BOARD STRUCTURE

1. Composition of Board

The majority of the members of the Board shall be independent directors. Independent directors should have appropriate skills and characteristics required of Board members. This assessment should include issues of diversity, age and skills, all in the context of an assessment of the perceived needs of the Board at that point in time. Unless otherwise determined by a majority of the independent directors, all independent directors shall offer their resignation as a matter of course upon a change in employer or other significant changes in their professional roles or responsibilities that might reasonably be seen to affect their ability to serve, and the Board shall consider the appropriateness of continued service in light of such changes. Any such resignation shall be communicated to the Chairman or Chief Executive Officer and may be considered by the Board or by the independent directors.

The Chairman, Chief Executive Officer, and any other directors other than independent directors, shall offer his or her resignation from the Board as a matter of course upon resignation or any other significant change in his or her professional roles or responsibilities, unless otherwise provided in such individual’s employment, consulting or other agreement with the Company.

Any resignation submitted as a matter of course shall be reviewed by the Board as a whole or at the Board’s direction the independent directors, and, if the Board or such independent directors determines that such director continues to contribute significantly to the Company, the director’s membership on the Board may continue.

Paragraph 18 of the Memorandum of Understanding is incorporated herein.

2. Definition of Independent Director

The Board of Directors defines an “independent director” as a director who, in the opinion of the Board meets the independence requirements of the American Stock Exchange or other market or exchange on which the Company’s stock may be listed. To evaluate “independence,” the Board may consider all relevant factors. The Board recognizes that director independence is an issue that is actively being reviewed by multiple constituencies and may amend its criteria for determining what constitutes an “independent director” to reflect changing standards.

3. Size of the Board

The Board acknowledges that it should not be too large and understands that the size of the Board will fluctuate from time to time depending on circumstances. The independent directors will make recommendations regarding increasing or decreasing size from time to time.

4. Director Retirement Age and Term Limits

The Board believes that consistent quality in the directorship can be achieved effectively without term limits or any mandatory retirement age. However, each director shall stand for election or re-election annually and serve a one-year term.

5. Director Appointments

A majority of the independent directors shall nominate candidates for election to the Board. It is the independent directors’ responsibility to make director recommendations to the full Board for appointments to fill vacancies of any unexpired term on the Board and to recommend nominees for submission to stockholders for approval at the time of the Annual Meeting.

The Company does not set specific criteria for directors except to the extent required to meet applicable legal, regulatory and exchange requirements. The Board shall seek candidates that show evidence of leadership in their particular field, have broad experience and the ability to exercise sound business judgment, have specific knowledge about the Company’s business and be able to network in a way to promote the Company’s interests.

6. Director Evaluation

The independent directors shall prepare, for the Board’s review and approval, Board and director assessment methods and criteria, taking the Chairman’s and Chief Executive Officer’s views into consideration. The independent directors shall annually evaluate the Board’s overall performance and evaluate individual directors performance using the Board approved methods and criteria for such review.

7. Director Compensation and Stock Ownership

The Board believes that the level of director compensation generally should be competitive with that paid to directors of other corporations of similar size and profile in the United States. The Compensation Committee is responsible for making recommendations for the full Board’s review and approval with respect to director compensation and benefit programs.

8. Interlocking Directorates

All directors shall seek approval from the independent directors prior to accepting any other board memberships in for-profit companies to avoid legally impermissible interlocking directorships or other conflicts of interest; provided that no director shall serve on more than four (4) outside public boards of for-profit companies. Similarly, the Chairman, Chief Executive Officer and other members of management shall seek approval of the Board prior to accepting outside board memberships in for-profit companies.

D.	COMMITTEES OF THE BOARD

1. Number and Types of Committees

The Board shall create and disband committees depending on the particular interests of the Board, issues facing the Company and legal requirements. The current “standing” committees of the Board (that is, committees expected to operate over an extended period) are the Audit Committee, the Compensation Committee, and the Corporate Governance Committee. Each Committee shall be comprised solely of Independent Directors, as described in §C.2. The independent directors shall periodically recommend changes to the composition of the Board committees. Directors shall be free to make suggestions regarding committees at any time and are encouraged to do so. The Board shall consider from time to time the committee structure as part of the review of overall Board effectiveness. The composition, members and responsibilities will also be defined periodically by the Board.

2. Assignment and Rotation of Committee Members

The Board shall make assignments within the following guidelines: assignments may be rotated periodically, though not necessarily within any specified time frame; all shall be comprised solely of independent directors; and committee assignments must comply with any applicable stock exchange and legal requirements. The Chairman of the Audit Committee and other Audit Committee members shall meet the financial sophistication and independence requirements of the American Stock Exchange and applicable law.

3. Frequency of Committee Meetings

Management will generally recommend an annual committee meeting schedule for all standing committees, but it shall be the responsibility of committee chairpersons, in consultation with committee members, to determine the frequency and length of committee meetings. The Audit Committee will meet at least quarterly; other committees will meet at least twice annually.

4. Committee Agendas

Committee chairpersons, in consultation with appropriate members of management and committee members, shall determine committee agendas. Any director may suggest an item for consideration as part of any committee agenda. The Chief Financial Officer will act as the primary management liaison to provide committees requested financial data and analyses. The General Counsel will act as the management liaison to assemble and distribute agendas and facilitate minutes and reports preparation.

5. Committee Reports

Reports of committee meetings are submitted to the full Board following each committee meeting. Committee actions shall be binding consistent with such Committee’s charter and applicable corporate law. Committee chairpersons shall be offered the opportunity to comment or report on committee activities at each Board meeting.

6. Specific Roles and Responsibilities

The specific roles and responsibilities of each committee shall be outlined in their respective charters.

f.	Additional Settlement Consideration - Resignations

2.14 David H. Brooks has voluntarily resigned from the Board of Directors of DHB and from all of the other positions held by him in DHB and its subsidiaries.

2.15 To the extent that they may be serving on DHB’s Board of Directors at the time of the Effective Date of the Settlement, Cary Chasin, Gary Nadelman and Barry Berkman shall be replaced as Board members within one year thereafter.

2.16 Upon cessation of employment with DHB and/or service on its Board of Directors, and for a period of time of 5 years thereafter, David H. Brooks, Dawn M. Schlegel, Sandra Hatfield, Cary Chasin, Jerome Krantz, Gary Nadelman and Barry Berkman will not be employed (directly or indirectly) by DHB or any of its subsidiaries or affiliates (but not including Tactical Armor Products, Inc., if the same may be deemed to be such an affiliate), including, but not limited to, serving as any manner of consultant or in any capacity on or in service to the Board of Directors. This same restriction on employment shall apply to Terry Brooks and Jeffrey Brooks, commencing as of the Effective Date.

3.	Preliminary Approval, Notice Orders and Settlement Hearing

3.1 Promptly after execution of this Stipulation by all parties hereto, Class Plaintiffs’ Counsel and Derivative Counsel shall submit this Stipulation, together with its Exhibits, to the Court and shall apply for entry of orders (the “Notice Orders”), substantially in the form of Exhibits B and C attached hereto, requesting, inter alia, the preliminary approval of the Settlement set forth in this Stipulation, and approval for the mailing and publication of settlement notices (the “Notices”), substantially in the form of Exhibits B-1, B-3, C-1 and C-2 attached hereto, which shall include the general terms of the Settlement set forth in this Stipulation, the Plan of Allocation, the general terms of the Class Fee and Expense Application and the Derivative Fee and Expense Application, as defined in ¶¶6.2 and 6.5 below, and the date of the Settlement Hearing, as defined below in ¶3.2. Class Plaintiffs’ Counsel shall be responsible for providing notice to the Class. Derivative Counsel shall be responsible for providing notice to the Current DHB Shareholders.

3.2 Class Plaintiffs’ Counsel and Derivative Counsel shall request that, after the Notices are mailed and published, the Court hold a hearing (the “Settlement Hearing”) to consider and determine whether an order approving the Settlement as fair, reasonable and adequate should be entered and whether Judgments should be entered thereon dismissing the Class Action and Derivative Action with prejudice, and that the Court thereafter approve the Settlement and dismiss the Class Action and Derivative Action with prejudice. At or after the Settlement Hearing, Class Plaintiffs’ Counsel also will request that the Court approve the Plan of Allocation and the Class Fee and Expense Application, and Derivative Counsel also will request that the Court approve the Derivative Fee and Expense Application.

4.	Releases, Bar and Indemnification

4.1 Upon the Effective Date, the Class Plaintiffs, the Derivative Plaintiff and DHB, and each of the Class Members (whether or not any such Class Member executes and delivers a Proof of Claim and Release) and each of the Current DHB Shareholders, on behalf of themselves and each of their respective predecessors, successors, parents, subsidiaries, affiliates, custodians, agents, assigns, representatives, heirs, estates, executors, trusts, trustees, trust beneficiaries, administrators, spouses, marital communities, and immediate family members, having any legal or beneficial interest in the publicly traded securities of DHB during the Class Period, shall be deemed to have, and by operation of the Judgments shall have, fully, finally, and forever released, relinquished and discharged all Released Class Claims and all Released Derivative Claims, as the case may be, and any and all claims relating to or arising out of or connected with the Settlement or resolution of the Actions, against all of the Released Class Persons and the Released Derivative Persons, respectively.

4.2 Upon the Effective Date, the Class Plaintiffs, the Derivative Plaintiff and DHB, and each of the Class Members (whether or not any such Class Member executes and delivers a Proof of Claim and Release) and each of the Current DHB Shareholders, and each of their respective predecessors, successors, parents, subsidiaries, affiliates, custodians, agents, assigns, representatives, heirs, estates, executors, trusts, trustees, trust beneficiaries, administrators, spouses, marital communities, and immediate family members, having any legal or beneficial interest in the publicly traded securities of DHB during the Class Period, will be forever barred and enjoined from commencing, instituting or prosecuting any of the Released Class Claims or any of the Released Derivative Claims, as the case may be, in any action or other proceeding, against any of the Released Class Persons or any of the Released Derivative Persons, respectively.

4.3 The Derivative Plaintiff and DHB further agree that the approval of the Settlement and the dismissal of the Derivative Action shall act to bar the prosecution, by DHB or derivatively on behalf of DHB, of any duplicative or similar claims as those set forth in, or that could or might have been set forth in, the Derivative Action, or of any of the Released Derivative Claims.

4.4 The Proof of Claim and Release to be executed by Class Members shall release all Released Class Claims against all of the Released Class Persons and shall be substantially in the form contained in Exhibit B-2 attached hereto.

4.5 Upon the Effective Date, as more specifically provided for in the Judgments attached hereto as Exhibits D and E, each of the Released Class Persons and Released Derivative Persons shall be deemed to have, and by operation of the Judgments shall have, fully, finally, and forever released, relinquished and discharged the Class Plaintiffs, the Derivative Plaintiff, each and all of the Class Members, each and all of the Current DHB Shareholders, DHB, and Plaintiffs’ Counsel, as the case may be, from all Claims (including all Unknown Claims) relating to or arising out of or connected with the institution, prosecution, assertion, settlement or resolution of the Actions, except that nothing in this Stipulation shall affect any Person’s rights to enforce the terms of this Stipulation, any of the Non-Released Claims, or any agreements, claims, rights, or obligations that do or may hereafter exist between or among the Released Class Persons, or any of them, or the Released Derivative Persons, or any of them, as the case may be.

4.6 Notwithstanding the foregoing releases, all of DHB’s obligations to David H. Brooks and to all of the other Defendants to whom DHB has indemnification obligations, of and for indemnification and reimbursement for fees, expenses and liabilities, as provided for in DHB’s Articles of Incorporation and By-Laws, in the laws of Delaware, and in this Stipulation, as the latter is approved by the Court, shall remain in full force and effect, and David H. Brooks’ undertaking to DHB regarding his indemnification by DHB and the undertakings of the other Defendants to whom DHB has indemnification obligations, shall also remain in full force and effect. Further, notwithstanding the foregoing releases, any and all obligations of any Defendant to any other Defendant under any existing contract or agreement between or among any of them shall also remain in full force and effect, including, without limitation, any agreement entered into in connection with the Settlement.

4.7 In addition, DHB shall indemnify defendants David H. Brooks and Dawn M. Schlegel, and each of them, against any liability under §304 of the Sarbanes-Oxley Act of 2002 incurred by them, or either of them, in any action brought by a third party under §304, and to pay to them, and to each of them, an amount equal to any payment made by them, or either of them, to DHB pursuant to any judgment in any such action.

4.8 Pending final determination of whether the Settlement should be approved and applied in the Actions, all proceedings and all further activity by, between or among the Settling Parties regarding or directed towards the Actions, save for those activities and proceedings relating to this Stipulation or the Settlement, shall be stayed.

4.9 Pending final determination of whether the Settlement should be approved and applied in the Actions, neither the Class Plaintiffs, nor the Derivative Plaintiff, nor DHB, nor any of the Class Members, nor the Current DHB Shareholders, shall commence, maintain or prosecute against the Defendants, the other Released Class Persons, the other Released Derivative Persons, or any of them, any action or proceeding in any court or tribunal asserting or relating to any of the Released Class Claims or Released Derivative Claims.

5.	Administration and Calculation of Claims, Final Awards and Supervision and Distribution of the Settlement Fund

5.1 The Claims Administrator, subject to such supervision and direction of the Court and/or Class Plaintiffs’ Counsel as may be necessary or as circumstances may require, shall administer and calculate the claims submitted by Class Members and shall oversee distribution of the Net Settlement Fund (defined below) to Authorized Claimants. The Settlement Fund shall be applied as follows:

(a) to pay all the costs and expenses reasonably and actually incurred in connection with providing notice, identifying and locating Class Members and Current DHB Shareholders, soliciting claims, assisting with the filing of claims, administering and distributing the Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms and paying escrow costs, if any;

(b) to pay the Taxes and Tax Expenses described in ¶2.10 above;

(c) to pay to Plaintiffs’ Counsel attorneys’ fees and expenses with interest thereon (the “Fee and Expense Award”), if and to the extent allowed by the Court; and

(d) to reimburse the time and expenses of the Lead Plaintiffs, if and to the extent allowed by the Court.

Subject to the provisions of ¶5.2(c) below, the balance of the Settlement Fund (the “Net Settlement Fund”) shall be distributed to Authorized Claimants as allowed by this Stipulation, the Plan of Allocation, and the Court.

5.2 Upon the Effective Date and thereafter, and in accordance with the terms of this Stipulation, the Plan of Allocation, and such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following:

(a) Within ninety (90) days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a completed Proof of Claim and Release, substantially in the form of Exhibit B-2 attached hereto, signed under penalty of perjury and supported by such documents as specified in the Proof of Claim and Release and as are reasonably available to such Person.

(b) Except as otherwise ordered by the Court, all Class Members who fail to timely submit a Proof of Claim and Release within such period, or such other period as may be ordered by the Court, or otherwise allowed, and all Class Members whose claims are not approved by the Court (in the event the same are rejected in whole or in part by the Claims Administrator and the Court resolves the dispute involved) shall be forever barred from receiving any Settlement payment pursuant to this Stipulation, or otherwise, but will in all other respects be subject to and bound by the provisions of this Stipulation, the releases contained herein, and the Judgments, and be enjoined and barred from bringing any action against any of the Released Class Persons asserting any of the Released Class Claims. Notwithstanding the foregoing, Class Plaintiffs’ Counsel shall have the discretion to accept late submitted claims for processing, so long as the distribution of the Net Settlement Fund to Authorized Claimants is not materially delayed.

(c) The Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with a Plan of Allocation to be described in the Notice to the Class Members and approved by the Court. However, if there is any balance remaining in the Net Settlement Fund after six (6) months from the date of distribution of the Net Settlement Fund (whether by reason of tax refunds, uncashed checks or otherwise), such balance shall be donated to an appropriate 501(c)(3) non-profit organization(s) to be selected by Class Plaintiffs’ Counsel, with prior written notice to Defendants’ counsel.

5.3 Subject to the terms of the Escrow Agreement, the Released Persons shall have no responsibility for, interest in, or liability whatsoever with respect to the investment or distribution of the Settlement Fund, the Net Settlement Fund, the Plan of Allocation, the determination, administration, or calculation of claims, the payment or withholding of Taxes, the payment of Tax Expenses, the payment of any attorneys’ fees and expenses incurred on behalf of Plaintiffs to the Actions, or any losses incurred in connection therewith.

5.4 No Person shall have any claim against Class Plaintiffs, Class Plaintiffs’ Counsel, the Claims Administrator, any agent designated by Class Plaintiffs’ Counsel, Defendants or their respective counsel, based on the investment or distributions made substantially in accordance with this Stipulation, the Plan of Allocation, or further orders of the Court.

5.5 It is understood and agreed by the Settling Parties that the proposed Plan of Allocation including, but not limited to, any adjustments to an Authorized Claimant’s claim set forth therein, is not a part of this Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement, and any order or proceeding relating to the Plan of Allocation shall not operate to terminate or cancel this Stipulation or affect the finality of the Court’s Judgments, or any other orders entered pursuant to this Stipulation. The Plan of Allocation shall be prepared by Class Plaintiffs’ Counsel, and Defendants shall have no responsibility or liability therefor.

6.	Plaintiffs’ Counsel’s Attorneys’ Fees and Reimbursement of Expenses and Reimbursement of the Lead Plaintiffs

6.1 If so ordered by the Court upon preliminary approval of the Settlement by the Court, Class Plaintiffs’ Counsel and Derivative Counsel shall be entitled to provisional reimbursement of 75% of their out-of-pocket expenses, subject to Class Plaintiffs’ Counsel’s and Derivative Counsel’s several obligation to make appropriate refunds or repayments to the Settlement Fund plus interest at the same rate as earned on the cash portion of the Settlement Fund if, and when, as a result of any order, the final fee and/or expense award is lower than that amount, or there shall ultimately be no award of fees and expenses.

6.2 Class Plaintiffs’ Counsel may submit an application or applications (the “Fee and Expense Application”) for distributions from the Settlement Fund for: (a) an award of attorneys’ fees; (b) plus reimbursement of expenses incurred in connection with prosecuting the Class Action; (c) plus any interest on such attorneys’ fees and expenses at the same rate and for the same periods as earned by the cash portion of the Settlement Fund (until paid) as may be awarded by the Court; and (d) reimbursement of the costs and expenses of the Lead Plaintiffs prosecuting the Class Action. Class Plaintiffs’ Counsel reserve the right to make additional applications for fees and expenses incurred.

6.3 The Fee and Expense Award shall be paid to Class Plaintiffs’ Counsel from the Settlement Fund, as ordered, immediately after the Court executes a written order awarding such fees and expenses, notwithstanding the existence of any timely filed objections thereto, or any potential appeal therefrom, subject to the several obligation of Class Plaintiffs’ Counsel to make appropriate refund repayments to the Settlement Fund as more particularly set forth below in ¶6.4. Class Plaintiffs’ Counsel shall thereafter allocate the attorneys’ fees amongst Class Plaintiffs’ Counsel in a manner in which Class Plaintiffs’ Counsel in good faith believe reflects the contributions of such counsel to the institution, prosecution and settlement of the Actions.

6.4 In the event that the Effective Date does not occur, or the Judgments or the order making the Fee and Expense Award are/is reversed or modified, or this Stipulation is terminated for any reason, and in the event that the Fee and Expense Award shall have been paid to any extent, then Class Plaintiffs’ Counsel shall, within five (5) business days from Class Plaintiffs’ Counsel receiving notice from DHB’s or David H. Brooks’ counsel or from a court of appropriate jurisdiction, refund to the Settlement Fund, the fees and expenses previously paid to them from the Settlement Fund, plus interest thereon at the same rate as earned by the cash portion of the Settlement Fund, in an amount consistent with such reversal or modification. Each Class Plaintiffs’ Counsel’s law firm, as a condition of receiving such fees and expenses, on behalf of itself and each partner and/or shareholder of it, agrees that the law firm and its partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing the provisions of this subparagraph. Without limitation, each such law firm and its partners and/or shareholders agree that the Court may, upon application of counsel for DHB or David H. Brooks, on notice to Class Plaintiffs’ Counsel, summarily issue orders, including, but not limited to, judgments and attachment orders, and may make appropriate findings of or sanctions for contempt, against them or any of them should such law firm fail timely to repay fees, expenses and interest pursuant to this ¶6.4.

6.5 Derivative Counsel may apply for fees and expenses to be paid from the Settlement Fund. The amount of such fees and expenses shall not exceed $300,000 (the “Derivative Fee and

Expense Application”), subject to such further negotiations as may occur between Class Plaintiffs’ Counsel and Derivative Counsel in the Actions. Any amount awarded shall be subject to the same payment and repayment obligations by Derivative Counsel as set forth in ¶¶6.3 and 6.4 above.

6.6 The procedure for and the allowance or disallowance by the Court of any applications by any of the Plaintiffs’ Counsel for attorneys’ fees and expenses to be paid out of the Settlement Fund, are not part of the Settlement set forth in this Stipulation, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set forth in this Stipulation, and any order or proceeding relating to any Fee and Expense Application, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel this Stipulation, or affect or delay the finality of the Judgments approving this Stipulation and the Settlement of the Actions set forth herein.

6.7 The Released Persons shall have no responsibility for, and no liability whatsoever with respect to, any payment to Counsel for any Plaintiff in the Actions, including any payment from the Settlement Fund, and no Plaintiffs’ Counsel shall have recourse to the Related Persons, or any of them, for any such payments.

6.8 The Released Persons shall have no responsibility for, and no liability whatsoever with respect to, the allocation among Plaintiffs’ Counsel, and/or any other Person who may assert some claim thereto, of any Fee and Expense Award that the Court may make in the Actions.

7.	Conditions of Settlement, Effect of Disapproval, Cancellation or Termination

7.1 This Stipulation, the Settlement and the Effective Date shall be conditioned on the occurrence of all of the following events:

(a) the cash portion of the Settlement Fund shall have been deposited with the Escrow Agent as required by ¶¶2.1 and 2.2 above;

(b) the Court shall have entered the Notice Orders, as required by ¶3.1, above and the same have been complied with;

(c) the Defendants shall not have exercised the option to terminate this Stipulation pursuant to ¶7.3 hereof;

(d) the Court shall have entered the Judgments substantially in the form of Exhibits D and E attached hereto; and

(e) each of the Judgments shall have become Final, as defined in ¶1.17, above.

7.2 A condition of this Stipulation is that this Stipulation and Settlement shall be approved by the Court as provided herein. However, if (a) the Court enters a judgment, but not the Judgments substantially in the form of Exhibits D and E; or (b) the Court enters the Judgments and appellate review is sought and on such review either of the Judgments is materially modified or reversed; or (c) any of the conditions of ¶7.1 is not met, or satisfied, this Stipulation shall be canceled and terminated unless counsel to Class Plaintiffs’ and Derivative Plaintiff and counsel for DHB and David H. Brooks (together with counsel for any other Defendants who is materially and adversely affected by any such change or failure), within ten days from the receipt of such ruling or written notice of such circumstances, agree in writing to proceed with this Stipulation and Settlement. For purposes of this ¶7.2, no order of the Court or modification or reversal on appeal of any order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation or the amount of any attorneys’ fees, expenses and interest awarded by the Court, shall be deemed a material modification of or a part of the material terms of the Judgments or this Stipulation, or shall constitute grounds for cancellation or termination of this Stipulation.

7.3 Defendants DHB and/or David H. Brooks, in their, its or his absolute discretion, as the case may be, shall have the option to cancel and terminate this Stipulation and the Settlement in the event that Class Members who purchased or otherwise acquired more than a certain number of DHB shares of common stock during the Class Period choose to exclude themselves from the Class, all as set forth in a separate agreement (the “Supplemental Agreement”) executed among the signatories to this Stipulation. The Supplemental Agreement will not be filed with the Court unless and until a dispute arises between the Class Plaintiffs and Defendants concerning its interpretation or application. Copies of all requests for exclusion from the Class shall be delivered by overnight delivery to counsel for DHB and David H. Brooks by Class Plaintiffs’ Counsel or the Claims Administrator as soon as practicable after receipt.

7.4 In the event the Settlement is not approved by the Court or this Stipulation shall terminate or shall not become Effective for any reason, within seven (7) business days after written notification of such event is sent by same day or overnight delivery by counsel for DHB, David H. Brooks or Class Plaintiffs’ Counsel to the Escrow Agent and all of the other parties hereto, the Settlement Fund (including accrued interest), plus any amount then remaining in the Notice and Administration Fund (including accrued interest), less expenses and any costs which have either been disbursed pursuant to ¶5.1(a) or (b) hereto, or are chargeable to the Notice and Administration Fund, shall be refunded or paid out by the Escrow Agent as directed by the terms of the Escrow Agreement. At the request of counsel for DHB, or David H. Brooks, the Escrow Agent or its designee shall apply for any tax refund owed to the Settlement Fund and pay the proceeds, after deduction of any reasonable fees or expenses incurred in connection with such application(s) for refund, to such other person or entity as counsel for DHB and David H. Brooks may designate.

7.5 In the event that the Settlement is not approved by the Court or this Stipulation shall terminate or shall not become Effective for any reason, the Settling Parties shall be restored to their respective positions in the Actions as of July 12, 2006, before the MOU was executed, and all negotiations, proceedings, documents prepared and statements made in connection herewith shall be without prejudice to the Settling Parties, shall not be deemed or construed to be an admission by any Settling Party of any act, matter or proposition and shall not be used in any manner or for any purpose in any subsequent proceeding in the Actions or in any other action or proceeding. In such event, the terms and provisions of this Stipulation, with the exception of ¶¶1.1-1.32, 2.3, 2.5-2.11, 6.1, 6.4-6.8, 7.1-7.7, 8.4-8.15 herein, shall have no further force and effect with respect to the Settling Parties and shall not be used in the Actions or in any other proceeding for any purpose, and any Judgment or order entered by the Court in accordance with the terms of this Stipulation shall be treated as vacated, nunc pro tunc.

7.6 If the Effective Date does not occur, or if this Stipulation is terminated or shall not become Effective for any reason, neither the Class Plaintiff, the Derivative Plaintiff nor any of their counsel shall have any obligation to repay any amounts actually and properly incurred or disbursed pursuant to ¶5.1(a) or (b).

7.7 In the event that a material part of the amount paid for the benefit of the Class is determined to be a preference, voidable transfer, fraudulent transfer, or similar transaction under Title 11 of the United States Code (Bankruptcy) or applicable state law by a final order of a court of competent jurisdiction and the Lead Plaintiffs in the Class Action are required to return such amount to any of the Defendants, then such Lead Plaintiffs shall have the right to either: (i) return that amount of the settlement, less the deductions specified in ¶5.1(a) or (b) applicable thereto, to that Defendant(s) and bring, revive, or reinstate all claims against that Defendant(s); or (ii) return the entire amount of the Settlement, less the deductions specified in ¶5.1(a) or (b), and bring, revive, or reinstate all claims against the Settling Defendants.

7.8 The Settling Parties agree that the Escrow Agent’s receipt of the cash portion of the Settlement Fund, the Claims Administrator’s receipt of the common stock described in ¶2.4 above, DHB’s agreement to adopt the corporate governance provisions set forth in ¶2.13 above, and the additional consideration set forth in ¶¶2.14-2.16 above, constitutes the transfer of value in exchange for, among other things, the non-necessity of the Defendants defending the Class and Derivative Actions.

8.	Miscellaneous Provisions

8.1 The Settling Parties (a) acknowledge that it is their intent to consummate the terms and conditions of this Stipulation; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of this Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of this Stipulation.

8.2 Each Defendant warrants as to himself, herself, or itself that the transfer of the cash portion of the Settlement by or on his, her or its behalf will not render him, her or it insolvent. This representation is made by each Defendant as to himself, herself or itself and is not made by any counsel for the Defendants.

8.3 The Settling Parties intend this Settlement to be a final and complete resolution of all disputes among them with respect to the Actions. The Settlement compromises claims that are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim or defense. While the Defendants deny that the claims advanced in the Actions were meritorious, and that any Member of the Class or DHB sustained any injury, Defendants agree and the Judgments in the Actions will state, that the Actions were filed in good faith and in accordance with the applicable Federal Rules of Civil Procedure, including Rule 11 of the Federal Rules of Civil Procedure, and are being settled voluntarily after consultation with competent legal counsel.

8.4 Neither this Stipulation nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of this Stipulation or the Settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Class Claims or Released Derivative Claim, or of any wrongdoing or liability of any of the Released Persons; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Released Class Persons or Released Derivative Persons in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. Any of the Released Class Persons or Released Derivative Persons may file this Stipulation and/or the Judgments in any related litigation as evidence of the Settlement and in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

8.5 All agreements made and orders entered during the course of the Actions relating to the confidentiality of information shall survive this Stipulation.

8.6 All of the Exhibits to this Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

8.7 This Stipulation may be amended or modified only by a written instrument signed by or on behalf of all of the Settling Parties or their respective successors-in-interest.

8.8 This Stipulation and the Exhibits attached hereto, and the Supplemental Agreement constitute the entire agreement among the Settling Parties and no representations, warranties or inducements have been made to any party concerning this Stipulation, the Exhibits, or the Supplemental Agreement other than the representations, warranties and covenants contained and memorialized in such documents. This Stipulation supersedes and replaces any prior or contemporaneous writing, statement or understanding, including, without limitation, the Memorandum of Understanding pertaining to the Actions. Except as otherwise provided herein, all parties shall bear their own costs.

8.9 Counsel for the Settling Parties are expressly authorized by their respective clients to take all appropriate actions required or permitted to be taken pursuant to this Stipulation to effectuate its terms and conditions, including, without limitation, entering into any modifications or amendments to the Stipulation they deem appropriate.

8.10 Each counsel or other Person executing this Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.

8.11 This Stipulation may be executed in one or more counterparts. All executed counterparts including facsimile counterparts and each of them shall be deemed to be one and the same instrument. A complete set of original executed counterparts shall be filed with the Court by Class Plaintiffs’ Counsel.

8.12 This Stipulation shall be binding upon, and inure to the benefit of, the Settling Parties and their respective successors, assigns, heirs, spouses, marital communities, executors, administrators and legal representatives.

8.13 Without affecting the finality of the Judgments entered in accordance with this Stipulation, the Court shall retain jurisdiction with respect to implementation and enforcement of the terms of this Stipulation and the Judgments, and the Settling Parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in this Stipulation and the Judgments.

8.14 This Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of New York, and the rights and obligations of the Settling Parties to this Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of New York without giving effect to that State’s choice of law principles.

8.15 Wherever in this Stipulation or in the Exhibits “notice,” “notification,” or the like is provided for, such “notice,” “notification,” or the like shall be in writing.

IN WITNESS WHEREOF, the parties hereto have caused this Stipulation to be executed, by their duly authorized attorneys, as of November 30, 2006.

LERACH COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP
SAMUEL H. RUDMAN (SR-7957) 58 South Service Road, Suite 200 Melville, NY 11747
Telephone: 631/367-7100 631/367-1173 (fax)

LERACH COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP
WILLIAM S. LERACH KEITH F. PARK
THOMAS G. WILHELM

/s/ Keith F. Park
KEITH F. PARK

655 West Broadway, Suite 1900 San Diego, CA 92101
Telephone: 619/231-1058 619/231-7423 (fax)

LABATON SUCHAROW & RUDOFF LLP
LYNDA J. GRANT (LG-4784)
NICOLE M. ZEISS (NZ-3894)

/s/ Lynda J. Grant
LYNDA J. GRANT

100 Park Avenue, 12th Floor
New York, NY 10017-5563
Telephone: 212/907-0700 212/818-0477 (fax)

Co-Lead Counsel for Plaintiffs

CAVANAGH & O’HARA
PATRICK O’HARA 407 East Adams Street Springfield, IL 62701 Telephone: 217/544-1771 217/544-9894 (fax)

Additional Counsel for Plaintiffs

LAW OFFICES OF THOMAS AMON

/s/ Thomas Amon
THOMAS AMON

500 Fifth Avenue, Suite 1650 New York, NY 10110 Telephone: 212/810-2430 212/810-2427 (fax)

ROBBINS UMEDA & FINK, LLP BRIAN ROBBINS

/s/ Brian Robbins
BRIAN ROBBINS

610 West Ash Street, Suite 1800 San Diego, CA 92101
Telephone: 619/525-3990 619/525-3991 (fax)

Co-Lead Counsel in the Derivative Action

BRYAN CAVE LLP
ERIC RIEDER
DAVID P. KASAKOVE

/s/ David P. Kasakove
DAVID P. KASAKOVE

1290 Avenue of the Americas
New York, NY 10104
Telephone: 212/541-2000 212/541-4630 (fax)

Counsel for Defendant DHB Industries, Inc.

MILBANK TWEED HADLEY & McCLOY LLP
GEORGE S. CANELLOS
C. NEIL GRAY
DANIEL M. PERRY ROBERT C. HORA

/s/ C. Neil Gray
C. NEIL GRAY

1 Chase Manhattan Plaza
New York, NY 10005-1413 Telephone: 212/530-5000 212/530-5219 (fax)

MINTZ LEVIN COHN FERRIS GLOVSKY AND POPEO, P.C.
R. ROBERT POPEO
JOHN F. SYLVIA

/s/ R. Robert Popeo
R. ROBERT POPEO

One Financial Center Boston, MA 02111
Telephone: 617/542-6000 617/542-2241 (fax)

MINTZ LEVIN COHN FERRIS GLOVSKY AND POPEO, P.C. JEROME GOTKIN

/s/ Jerome Gotkin
JEROME GOTKIN

666 Third Avenue
New York, NY 10017-4011 Telephone: 212/935-3000 212/983-3115 (fax)

Counsel for Defendant David H. Brooks

MILBANK TWEED HADLEY & McCLOY LLP
GEORGE S. CANELLOS
C. NEIL GRAY
DANIEL M. PERRY ROBERT C. HORA

/s/ C. Neil Gray
C. NEIL GRAY

1 Chase Manhattan Plaza
New York, NY 10005-1413 Telephone: 212/530-5000 212/530-5219 (fax)

Counsel for Defendants David Brooks International Inc., Andrew Brooks Industries Inc., sued as Andrew Brooks International Inc., Elizabeth Brooks Industries Inc., sued as Elizabeth Brooks International Inc.

SERCARZ & RIOPELLE, LLP ROLAND G. RIOPELLE

/s/ Roland G. Riopelle
ROLAND G. RIOPELLE

Carnegie Hall Tower
152 W. 57th Street, Suite 24C New York, NY 10019 Telephone: 212/586-4900 212/586-1234 (fax)

Counsel for Defendant Sandra Hatfield

KOBRE & KIM LLP
STEVEN G. KOBRE

/s/ Steven G. Kobre
STEVEN G. KOBRE

800 Third Avenue
New York, NY 10022 Telephone: 212/488-1200 212/488-1220 (fax)

Counsel for Defendant Dawn Schlegel

CLIFFORD CHANCE US LLP MARK HOLLAND
ROBERT G. HOUCK MARY K. DULKA

/s/ Mark Holland
MARK HOLLAND

31 West 52nd Street New York, NY 10019 Telephone: 212/878-8000 212/878-8375 (fax)

Counsel for Defendants Cary Chasin, Jerome Krantz, Gary Nadelman, and Barry Berkman

DLA PIPER US LLP
STEPHANIE K. VOGEL

/s/ Stephanie K. Vogel
STEPHANIE K. VOGEL

1251 Avenue of the Americas New York, NY 10020 Telephone: 212/335-4500 212/335-4501 (fax)

Counsel for Defendant Larry R. Ellis

BRACEWELL & GIULIANI LLP MARC LEE MUKASEY

/s/ Marc Lee Mukasey
MARC LEE MUKASEY

1177 Avenue of the Americas New York, NY 10036 Telephone: 212/508-6100 212/508-6101 (fax)

Counsel for Defendants Tactical Armor Products, Inc. and Terry Brooks

BRAFMAN & ASSOCIATES, P.C. BENJAMIN BRAFMAN
BRIAN E. KLEIN

/s/ Benjamin Brafman
BENJAMIN BRAFMAN

767 Third Avenue New York, NY 10017 Telephone: 212/750-7800 212/750-3906 (fax)

Counsel for Defendant Jeffrey Brooks

CERTIFICATE OF SERVICE

I hereby certify that on March 12, 2007, I electronically filed the foregoing with the Clerk of the Court using the CM/ECF system which will send notification of such filing to the e-mail addresses denoted on the attached Electronic Mail Notice List, and I hereby certify that I have mailed the foregoing document or paper via the United States Postal Service to the non-CM/ECF participants indicated on the attached Manual Notice List.

/s/ Keith F. Park
KEITH F. PARK

LERACH COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP
655 West Broadway, Suite 1900 San Diego, CA 92101 Telephone: 619/231-1058 619/231-7423 (fax) E-mail: KeithP@lerachlaw.com

Mailing Information for a Case 2:05-cv-04296-JS-ETB

Electronic Mail Notice List

The following are those who are currently on the list to receive e-mail notices for this case.

•	Mario Alba, Jr

malba@lerachlaw.com,drosenfeld@lerachlaw.com,e_file_ny@lerachlaw.com

•	William E Bernarducl

wbernarduci@snlaw.net

•	Aaron L. Brody

ssbny@aol.com

•	George S. Canellos

gcanellos@milbank.com,cngray@milbank.com

•	Celia Cohen

celia.cohen@kobrekim.com

•	Mary K Dulka

mary.dulka@cliffordchance.com

•	Mary Gail Gearns

marygail.gearns@bingham.com

•	Jerome Gotkin

jgotkin@mintz.com

•	Lynda J. Grant

lgrant@labaton.com,ElectronicCaseFiling@glrslaw.com

•	Christopher Neil Gray

cngray@milbank.com

•	Mark Holland

mark.holland@cliffordchance.com

•	Nancy Kaboolian

nkaboolian@abbeyspanier.com

•	David Paul Kasakove

dpkasakove@bryancave.com

•	Christopher Joseph Keller

ckeller@labaton.com

•	Steven Gary Kobre

steven.kobre@kobrekim.com

•	Kim Elaine Miller

kimmiller225@yahoo.com,kim.miller@kglg.com

•	Jeffrey M Norton

jmn@whesq.com,tsawchuk@whesq.com

•	Keith Park

keithp@lerachlaw.com

•	Robert Popeo

rrpopeo@mintz.com

•	Roland G. Riopelle

rriopelle@sercarzandriopelle.com,rriopelle@juno.com

•	Howard M. Rogatnick

hmrogatnick@bryancave.com,dortiz@bryancave.com

•	Samuel H. Rudman

SRudman@lerachlaw.com

•	Peter E. Seidman

pseidman@milbergweiss.com

•	Adam L. Sisitsky

asisitsky@mintz.com

•	Joel B. Strauss

jstrauss@kaplanfox.com

•	John F. Sylvia

jsylvia@mintz.com

•	Catherine A. Torell

ctorell@cmht.com,lawinfo@cmht.com

•	Nicole M. Zeiss

nzeiss@labaton.com,ElectronicCaseFiling@glrslaw.com

Manual Notice List

The following is the list of attorneys who are not on the list to receive e-mail notices for this case (who therefore require manual noticing). You may wish to use your mouse to select and copy this list into your word processing program in order to create notices or labels for these recipients.

William S. Lerach

Lerach Coughlin Stoia Geller Rudman & Robbins LLP

401 B Street

Suite 2600

San Diego, CA 92101